Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS ANNOUNCES STRONG RESULTS
FOR ITS SECOND QUARTER AND FIRST HALF

HOUSTON, TX — March 2, 2007 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced unaudited financial results for the second quarter and six months ended January 31, 2007.

Second Quarter 2007 Highlights — versus second quarter of fiscal 2006

•                  Net sales increased 25% to $19.5 million.

•                  Net income more than doubled to $1.5 million or $0.13 per diluted share.  Net earnings per diluted share was calculated on 20% more shares outstanding due to the issuance of 1.7 million shares in July of 2006 through a public offering.

First Half Financial Highlights — versus first half of fiscal 2006

•                  Net sales increased 23% to $36.7 million.

•                  Net income increased 116% to $3.0 million or $0.27 per diluted share.  Net earnings per diluted share was calculated on 20% more shares outstanding due to the issuance of 1.7 million shares in July of 2006 through a public offering.

Neal Butler, President and COO of KMG, commented, “Our solid results for the quarter were driven by strong results in our wood treating segments, as utilities and railroads continued maintenance on their infrastructures at a brisk pace, as well as greater contribution from our Animal Health business.  Creosote sales increased 33% to $10.7 million during the second quarter over the previous year.  Penta revenues were $6.2 million, versus $6.9 million in the second quarter of last year, due to greater than usual purchases by utilities during the 2006 period in the aftermath of Hurricane Katrina.  We believe wood treating demand will continue to be strong for the balance of fiscal 2007.  However, demand for creosote treated railroad ties has been at the very top of its historical range through 2007, and we believe that it will likely soften at some point in the future.”

“Our Animal Health sales were $2.1 million in the second quarter, up significantly from $312,000 in the same period of last year, due primarily to our February 2006 acquisition of the U.S. based animal insecticide business of Boehringer Ingelheim Vetmedica.  Additionally, during the second quarter, we were pleased to launch and generate initial sales from our recently registered insecticidal cattle ear tag, Avenger®.  Avenger uses an active ingredient not previously used in ear tags, providing control of flies that are resistant to the other products in the market, which is largely under-penetrated.  We are enthusiastic about the prospects for this new product, and anticipate a material level of sales and earnings contribution in the second half of fiscal 2007.  Manufacturing upgrades at our Elwood, KS plant, which we acquired as part of the February 2006 acquisition, have allowed us to meet strong demand and positioned us to enhance manufacturing capacity and flexibility as demand warrants.  Animal Health generated 11% of KMG’s revenues in the second quarter, up from 2% in the comparable period, and we expect this segment to continue to be an increasingly significant contributor to the Company’s top and bottom-line.

David Hatcher, Chairman and CEO of KMG, stated, “We are extremely pleased with the overall results for the second quarter and first half.  Net income grew at a substantially faster rate than sales in both periods due to our commitment to maintaining efficient operations at our plants and controlling SG&A costs.  For fiscal year 2007, we continue to expect our existing business to achieve double-digit EPS growth, but caution investors not to expect second-half earnings to grow at the exceptional rate achieved in the first half.”

Mr. Hatcher concluded, “We continue to actively pursue and evaluate potential acquisitions, seeking those that would have a meaningful positive impact on our bottom-line, enable us to capture or enhance a major position in attractive markets, and meet our strict valuation criteria.  We are optimistic about our prospects for continued external growth and look forward to reporting on KMG’s continued development.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  KMG’s operations are focused on wood treatment chemicals, animal health products and agricultural chemicals.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak
Chief Financial Officer
KMG Chemicals, Inc.
713-600-3814
jsobchak@kmgchemicals.com
www.kmgchemicals.com

Investor Relations Counsel:
The Equity Group Inc.
Loren G. Mortman
212-836-9604
LMortman@equityny.com
www.theequitygroup.com

KMG Chemicals, Inc.
Consolidated Statements of Income

(In thousands, except share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2007	2006	2007	2006

NET SALES	$19,457	$15,544	$36,708	$29,918

COST OF SALES	12,707	10,016	23,869	19,335

Gross Profit	6,750	5,528	12,839	10,583

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,355	4,196	7,886	7,980

Operating income	2,395	1,332	4,953	2,603

OTHER INCOME (EXPENSE):
Interest & dividend income	140	102	293	187
Interest expense	(237)	(264)	(480)	(524)
Other	(8)	(6)	(15)	(12)

Total other income (expense)	(105)	(168)	(202)	(349)

INCOME BEFORE INCOME TAXES	2,290	1,164	4,751	2,254

Provision for income taxes	(828)	(445)	(1,718)	(849)

NET INCOME	$1,462	$719	$3,033	$1,405

EARNINGS PER SHARE:
Basic	$0.14	$0.08	$0.29	$0.16
Diluted	$0.13	$0.08	$0.27	$0.15

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,536	8,796	10,535	8,791
Diluted	11,123	9,304	11,093	9,296

SUPPLEMENTAL DATA:
Depreciation and amortization expense	$957	$889	$1,902	$1,763

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	January 31,	July 31,
	2007	2006

Cash and cash equivalents	$9,857	$11,168

Net working capital	22,902	19,623

Total assets	77,835	72,702

Long-term debt, net of current portion	13,117	13,981

Shareholders’ equity	49,843	46,918